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                                                                    Exhibit 21.1

Duquesne Light has the following significant subsidiaries:

DQE Energy Limited, a Cayman Islands corporation
DQE Energy Two Limited, a Cayman Islands corporation
Duquesne Financial, L.L.C., a Delaware limited liability company
Monticello Corporation, a Delaware corporation (wholly owned by DQE Energy Two) Duquesne Financial, L.P., a Pennsylvania partnership (Duquesne Light is 99%
     limited partner, Duquesne Financial, L.L.C., is 1% general partner)
DQU II Funding Corporation, a Delaware corporation (wholly owned by Duquesne
     Financial, L.P.